EXHIBIT 14


                                CLX ENERGY, INC.
                                 Code of Ethics


     CLX Energy, Inc. (the "Company") is committed to conducting its business in compliance with the law and the highest ethical standards. This code of Ethics for Senior Financial Management (the "Code") summarizes the standards that must guide the actions of the Company's Chief Executive Officer, Chief Financial Officer, Controller, Principal Accounting Officer, and other employees performing similar functions (collectively, "Senior Financial Management"). While covering a wide range of business practices and procedures, this Code cannot and does not cover every issue that may arise, or every situation in which ethical decisions must be made, but rather sets forth key guiding principles of business conduct that the Company expects of its Senior Financial Management. This Code should be read in conjunction with the Company's other corporate policies and procedures.

     This Code is intended to be the Company's Code of Ethics for Senior Financial Management, pursuant to the provisions of section 406 of the Sarbanes-Oxley Act of 2002 and related rules of the U.S. Securities and Exchange Commission ("SEC").

                   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     The Company is strongly committed to conducting affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No Senior Financial Management member shall commit an illegal or unethical act, or instruct or authorize others to do so for any reason, in connection with any act, decision or activity that is or may appear to be related to his or her employment by or position with the Company.

                              CONFLICTS OF INTEREST

     Each member of Senior Financial Management has an obligation to act in the best interest of the Company, and should avoid any situation that presents an actual or potential conflict between their personal interests and the interests of the Company.

     It is almost always a conflict of interest for a Company officer or employee to work simultaneously for a competitor, customer or supplier. The best practice is to avoid any direct or indirect business connection with the Company's customers, suppliers or competitors, except on behalf of the Company.

     Each member of Senior Financial Management is expected to use common sense and good judgment in deciding whether a potential conflict of interest may exist. Any potential conflict should be disclosed to the General Counsel and on the annual "Directors and Officers Questionnaire".


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                        DISCLOSURE OF COMPANY INFORMATION

     The Company is committed to providing information about the Company to the public in a manner that is consistent with all applicable legal and regulatory requirements and that promotes investor confidence by facilitating fair,
orderly, and efficient behavior.   The Company's reports and documents filed
with or submitted to the Securities and Exchange Commission and the Company's other public communications, must include full, fair, accurate, timely and understandable disclosure. All employees who are involved in the Company's disclosure process are responsible for using their best efforts to ensure that the Company meets such requirements.

     Senior Financial Management is prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material information about the Company to others, including the Company's independent auditors.

  COMPLIANCE WITH THIS CODE AND REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

     Senior Financial Management is expected to comply with all of the provisions of this Code. This Code will be strictly enforced and violations will be dealt with immediately, including subjecting Senior Financial Management to corrective and/or disciplinary action such as dismissal or removal from office. Violations of this Code that involve unlawful conduct will be reported to the appropriate authorities.

     Situations that may involve a violation of ethics, laws or this Code may not always be clear and may require difficult judgment. Senior Financial Management members, who have concerns or questions about violations of laws, rules or regulations, or of this Code, should report them to the General Counsel.

     The General Counsel will have primary authority and responsibility for enforcement of this Code, subject to the supervision of the Audit Committee (or persons performing the equivalent function) of the Board of Directors, and shall notify the Audit Committee of any violations of the Code.

                             WAIVERS AND AMENDMENTS

     Amendments or waivers of the provisions in this Code will be promptly disclosed to the Company's shareholders.

                                 EFFECTIVE DATE

     This Code becomes effective December 18, 2003 and shall remain in effect until otherwise amended.


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